CROW TRIBE EXECUTIVE BRANCH

Bacheeitche Avenue
P.O. Box 159
Crow Agency (Baaxuwuaashe), Montana 59022
Phone: (406) 638-3732/638-3786
Fax: (406) 638-3773

Darrin Old Coyote
CHAIRMAN
Dana Wilson
VICE-CHAIRMAN
Alvin Not Afraid Jr.
SECRETARY
Shawn Back Bone
VICE-SECRETARY

July 8, 2014

Tom Hynes, Chief Executive Officer
Blue Water Petroleum Corporation
6025 South Quebec Street, Suite 100
Centennial, Colorado 80111

RE: East Grey Blanket and Custer Creek Prospects

Mr. Hynes,

This correspondence is to confirm that the Crow Tribe, represented by our Oil & Gas Committee, is negotiating with Blue Water Petroleum Corporation to finalize leases for development of the Tribally-owned oil and gas rights on the following prospects on the Crow Reservation, described as:

East Grey Blanket
Section 16, SE1/4 of Section 17, and NW1/4 of Section 21,
Township 6 South, Range 36 East, PMM.

Custer Creek
Section 2, and SE ¼ of Section 3, Township 3 South, Range 35 East, PMM.

As discussed, the Crow Tribe plans to form a separate business entity for future oil & gas development on the Reservation. In addition to a lease with the Crow Tribe, we would expect Blue Water to enter into an agreement with this new entity providing a 20% back-in working interest after 1.5 times payout of costs for the East Grey Blanket Prospect, and in addition the Committee will add the Custer Creek Prospect. For the Custer Creek Prospect, we will require payment of a $5,000 prospect fee, and a 3.33% overriding royalty.

Any lease of Tribal minerals will be subject to approval by the Crow Tribal Legislature and by the Bureau of Indian Affairs. Thus, although nothing in this letter should be

interpreted as a legally-binding commitment, please accept it as an expression of our sincere interest in finalizing leases and related agreements for these prospects with your company in the near future.

Sincerely,

Darrin Old Coyote
Chairman Crow Nation